ITEM 10 -1(a)

      Discription of Document:

            DIRECTORS AND OFFICERS LIABILITY POLICY ISSUED BY THE RELIANCE INSURANCE GROUP.

            POLICY NUMBER NDA 1363224-95
                          --------------

            THIS IS A CLAIMS-MADE POLICY. COVERAGE OF POLICY IS LIMITED TO LIABILITY FOR ACTS FOR WHICH CLAIMS ARE FIRST MADE AGAINST THE INSURED WHILE THE POLICY IS IN FORCE.

            POLICY PERIOD:    FROM 12:01 a.m. ON JUNE 1, 1995
                              TO 12:01 a.m. ON JUNE 1, 1996



































                                                                  ITEM 10-1(a)
                                                                        Page 1